Exhibit 4
LOCK-UP AGREEMENT
QuikByte Software, Inc.
4400 Biscayne Boulevard, Suite 950
Miami, FL 33137
Attn: Glenn Halpryn
Ladies and Gentlemen:
The undersigned, a holder of shares of Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”), and/or QuikByte Software, Inc., a Colorado corporation (together with its successors, “Parent”), will hold shares of common stock, $0.0001 par value, of Parent (“Parent Shares”) after the transactions contemplated by that certain Merger Agreement, dated as of July 14, 2009 by and among Sorrento, Parent, Sorrento Merger Corp., Inc., a Delaware corporation, Stephen Zaniboni, an individual as the Stockholders’ Agent thereunder, and Glenn Halpryn, an individual as Parent Representative thereunder, as amended (the “Merger Agreement”). For good and valuable consideration, the undersigned hereby irrevocably agrees that following the closing of the merger contemplated under the Merger Agreement (the “Merger”), the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Parent Share, including, Parent Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the United States Securities and Exchange Commission and Parent Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Parent Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Parent Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Parent Shares or securities convertible into or exercisable or exchangeable for Parent Shares or any other securities of Parent, or (4) publicly disclose the intention to do any of the foregoing, in each case, for a period commencing on the date of the closing of the Merger and ending on the twenty-four (24) month anniversary of such date. Notwithstanding the foregoing, this Lock-Up Letter Agreement shall automatically terminate and the undersigned holder will be automatically released from any transfer restrictions hereunder on the last business date that is immediately prior to the consummation of a Change of Control. For purposes hereof, a “Change of Control” shall mean any transaction or series of transactions involving (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving Parent, as a result of which the shareholders of Parent immediately prior to such transaction hold, in the aggregate, less than 50% of the voting power of Parent or the surviving entity immediately after such transaction on a fully-diluted basis; (ii) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of the business or assets (including intangible assets) of Parent; or (iii) any liquidation or dissolution of Parent.

In furtherance of the foregoing, Parent and its transfer agent on its behalf are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.
This Lock-Up Letter Agreement amends and restates in its entirety that certain Lock-Up Letter Agreement, dated July 22, 2009, delivered by the undersigned to Parent.

Yours truly,
By:	/s/ Antonius Schuh
	Name:	Antonius Schuh
	Title:	Chairman and CEO

Dated: 9/8/09
Accepted and Acknowledged:
QuikByte Software, Inc.

By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
	Title:	President & CEO